Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Third Quarter 2022 Financial Results

COSTA MESA, CA – November 3, 2022 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended September 28, 2022

Highlights for the third quarter ended September 28, 2022 compared to the third quarter ended September 29, 2021 were as follows:

●	Total revenue was $119.9 million compared to $115.7 million.
●	System-wide comparable restaurant sales(1) increased 3.8%.
●	Income from operations was $6.9 million compared to $14.2 million.
●	Restaurant contribution(1) was $12.8 million, or 12.4% of company-operated restaurant revenue, compared to $20.4 million, or 20.4% of company-operated restaurant revenue.
●	Net income was $5.0 million, or $0.14 per diluted share, compared to net income of $10.2 million, or $0.28 per diluted share.
●	Pro forma net income(1) was $5.0 million, or $0.14 per diluted share, compared to $10.0 million, or $0.27 per diluted share.
●	Adjusted EBITDA(1) was $11.6 million, compared to $18.9 million.
●	In the third quarter of 2021, under the CARES Act, the Company recognized a $3.2 million employee retention credit that positively impacted earnings in the prior year.

(1)	System-wide comparable restaurant sales, restaurant contribution, pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Key Financial Definitions.” A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Larry Roberts, Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “Food and labor inflation continue to pressure margins; however, we are very pleased with the progress we made on a number of initiatives during the third quarter. Our top-line momentum continued, resulting in system-wide comparable restaurant sales growth of 3.8%. Moreover, four-wall execution at company-operated restaurants continued to improve during the quarter with almost all restaurants fully open across all channels and key performance metrics achieving the highest levels in years. Finally, our franchisee recruiting program continues to gain traction with a new development agreement signed for northern California and southern Oregon, and an expanding list of candidates interested in developing in new markets. We believe that these, along with an innovative marketing calendar, set us up well as we look ahead to 2023.”

Third Quarter 2022 Financial Results

Company-operated restaurant revenue in the third quarter of 2022 increased to $103.2 million, compared to $100.0 million in the third quarter of 2021, primarily due to an increase in company-operated comparable restaurant revenue of $3.3 million, or 3.4%. The company-operated comparable restaurant sales increase consisted of an approximately 7.5% increase in average check size due to increases in menu prices, partially offset by a 4.1% decrease in transactions. In addition, company-operated restaurant revenue was favorably impacted by $0.9 million of additional sales from restaurants opened during or after the third quarter of 2021 and a $0.1 million increase in revenue recognized for our loyalty points program. This company-operated restaurant sales increase was partially offset by a $1.1 million decrease in revenue from the closure of three restaurants during or subsequent to the third quarter of 2021.

Franchise revenue in the third quarter of 2022 increased 7.0% to $9.5 million, compared to $8.9 million in the third quarter of 2021. This increase was primarily due to a franchise comparable restaurant sales increase of 4.1%, the Company’s sale of eight company-operated restaurants to an existing franchisee, and the opening of nine restaurants, in each case, during or subsequent to the third quarter of 2021. This franchise revenue increase was partially offset by the closure of two franchise locations during or subsequent to the third quarter of 2021.

Income from operations in the third quarter of 2022 was $6.9 million, compared to $14.2 million in the third quarter of 2021. Restaurant contribution was $12.8 million, or 12.4% of company-operated restaurant revenue, compared to $20.4 million, or 20.4% of company-operated restaurant revenue in the third quarter of 2021. The decrease in restaurant contribution was largely due to the impact of wage increases, commodity inflation, higher operating costs and the $3.2 million employee retention credit recognized in the prior quarter, partially offset by higher menu prices.

General and administrative expenses in the third quarter of 2022 were $9.9 million, compared to $9.4 million in the third quarter of 2021. The increase for the quarter was primarily due to a $0.4 million increase in recruiting and training costs.

Net income for the third quarter of 2022 was $5.0 million, or $0.14 per diluted share, compared to net income of $10.2 million, or $0.28 per diluted share, in the third quarter of 2021. Pro forma net income was $5.0 million, or $0.14 per diluted share, during the third quarter of 2022, compared to $10.0 million, or $0.27 per diluted share, during the third quarter of 2021.

During the third quarter, after making a $20.0 million payment to its five year senior-secured revolving credit facility the Company’s outstanding debt balance was at $20.0 million with $19.3 million in cash and cash equivalents as of September 28, 2022.

Subsequent Events

On October 11, 2022, the Company announced that its Board of Directors declared a special dividend of $1.50 per share on the Company’s common stock. The special dividend is payable on November 9, 2022, to stockholders of record, including holders of restricted stock and restricted stock units, at the close of business on October 24, 2022.

In addition, on October 11, 2022, the Company announced that its Board of Directors approved a share repurchase program under which the Company is authorized to repurchase up to $20.0 million of shares of the Company’s common stock. The repurchase program will terminate on March 28, 2024, may be modified, suspended or discontinued at any time, and does not obligate the Company to acquire any particular number of shares.

Lastly, on November 3, 2022, the Company borrowed $46.0 million on its 2022 Revolver to fund a special dividend payment and outstanding borrowings as of November 3, 2022 were $66.0 million. After payment of the special dividend, the Company is expected to have approximately $10.0 million in cash on hand.

2022 Outlook

The Company is providing the following expectations for 2022:

●	The opening of four new company-owned restaurants and seven to nine new franchised restaurants.
●	Capital spend of $19.0 - $22.0 million
●	Pro forma income tax rate of 26.5%.

Key Financial Definitions

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that system-wide sales are an important figure for investors because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At September 28, 2022, there were 184 restaurants in our comparable company-operated restaurant base and 466 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and thirty-nine weeks ended September 28, 2022 and September 29, 2021, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the third quarter of 2022 today at 4:30 PM Eastern Time. Larry Roberts, Chief Executive Officer and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780.  A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13729626. The replay will be available until Thursday, November 17, 2022. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 485 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana, El

Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2022 outlook and statements regarding our ability to improve growth and profitability in the current challenging macroeconomic environment, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impacts of the ongoing COVID-19 pandemic or another pandemic, epidemic or infectious disease outbreak on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to maintain operations in their individual restaurants; global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, high unemployment levels, increases in gas prices, and declines in median income growth, consumer confidence and consumer discretionary spending;  our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; vulnerability to changes in consumer preferences and political and economic conditions; our ability to attract, develop and retain employees; vulnerability to conditions in the greater Los Angeles area and to natural disasters given the geographic concentration and real estate intensive nature of our business; the possibility that we may continue to incur significant impairment of certain of our assets, in particular in our new markets; changes in food and supply costs, especially for chicken; social media and negative publicity, whether or not valid, and our ability to respond to and effectively manage the accelerated impact of social media; our ability to continue to expand our digital business, delivery orders and catering; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 29, 2021, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor

ICR

Investors@elpolloloco.com

Media Contact:

Carmen Hernandez

Edible

EPL.Media@Edible-Inc.com

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 28, 2022		September 29, 2021		September 28, 2022		September 29, 2021
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$103,174	86.0	$99,986	86.4	$303,585	85.7	$301,117	87.2
Franchise revenue	9,543	8.0	8,918	7.7	28,862	8.2	24,919	7.2
Franchise advertising fee revenue	7,161	6.0	6,796	5.9	21,590	6.1	19,370	5.6
Total revenue	119,878	100.0	115,700	100.0	354,037	100.0	345,406	100.0
Costs of operations:
Food and paper cost (1)	30,163	29.2	26,698	26.7	89,586	29.5	78,971	26.2
Labor and related expenses (1)	33,279	32.3	27,802	27.8	98,966	32.6	90,060	29.9
Occupancy and other operating expenses (1)	26,920	26.1	25,108	25.1	76,597	25.2	74,288	24.7
Company restaurant expenses (1)	90,362	87.6	79,608	79.6	265,149	87.3	243,319	80.8
General and administrative expenses	9,855	8.2	9,357	8.1	29,488	8.3	30,354	8.8
Franchise expenses	9,027	7.5	8,545	7.4	27,315	7.7	24,457	7.1
Depreciation and amortization	3,530	2.9	3,685	3.2	10,745	3.0	11,540	3.3
Loss on disposal of assets	21	0.0	83	0.1	129	0.0	194	0.1
Loss on disposition of restaurants	—	—	10	0.0	—	—	1,534	0.4
Impairment and closed-store reserves	219	0.2	167	0.1	598	0.2	1,091	0.3
Total expenses	113,014	94.3	101,455	87.7	333,424	94.2	312,489	90.5

Income from operations	6,864	5.7	14,245	12.3	20,613	5.8	32,917	9.5
Interest expense, net of interest income	108	0.1	449	0.4	957	0.3	1,399	0.4
Income tax receivable agreement income	(29)	(0.1)	(19)	(0.0)	(345)	(0.1)	(69)	(0.0)
Income before provision for income taxes	6,785	5.7	13,815	11.9	20,001	5.6	31,587	9.1
Provision for income taxes	1,776	1.5	3,654	3.2	5,736	1.6	8,644	2.5
Net income	$5,009	4.2	$10,161	8.7	$14,265	4.0	$22,943	6.6
Net income per share:
Basic	$0.14		$0.28		$0.39		$0.64
Diluted	$0.14		$0.28		$0.39		$0.63
Weighted average shares used in computing net income per share:
Basic	36,402,899		36,067,754		36,329,938		35,930,246
Diluted	36,507,050		36,525,424		36,491,624		36,457,110

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	September 28, 2022	December 29, 2021
Selected Balance Sheet Data:
Cash and cash equivalents	$19,275	$30,046
Total assets	602,369	613,786
Total debt	20,000	40,000
Total liabilities	272,858	303,163
Total stockholders’ equity	329,511	310,623

	Thirty-Nine Weeks Ended
	September 28, 2022	September 29, 2021
Selected Operating Data:
Company-operated restaurants at end of period	190	190
Franchised restaurants at end of period	297	290
Company-operated:
Comparable restaurant sales growth	3.4%	8.1%
Restaurants in the comparable base	184	189

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Dollar amounts in thousands)	September 28, 2022	September 29, 2021	September 28, 2022	September 29, 2021
Company-operated restaurant revenue	$103,174	$99,986	$303,585	$301,117
Franchise revenue	9,543	8,918	28,862	24,919
Franchise advertising fee revenue	7,161	6,796	21,590	19,370
Total Revenue	119,878	115,700	354,037	345,406
Franchise revenue	(9,543)	(8,918)	(28,862)	(24,919)
Franchise advertising fee revenue	(7,161)	(6,796)	(21,590)	(19,370)
Sales from franchised restaurants	159,742	151,657	481,351	432,752
System-wide sales	$262,916	$251,643	$784,936	$733,869

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2022	September 29, 2021	September 28, 2022	September 29, 2021
Adjusted EBITDA:
Net income, as reported	$5,009	$10,161	$14,265	$22,943
Provision for income taxes	1,776	3,654	5,736	8,644
Interest expense, net	108	449	957	1,399
Depreciation and amortization	3,530	3,685	10,745	11,540
EBITDA	$10,423	$17,949	$31,703	$44,526
Stock-based compensation expense (a)	1,009	1,042	2,806	2,936
Loss on disposal of assets (b)	21	83	129	194
Loss on disposition of restaurants (c)	—	10	—	1,534
Impairment and closed-store reserves (d)	219	167	598	1,091
Income tax receivable agreement income (e)	(29)	(19)	(345)	(69)
Securities class action legal expense (f)	(10)	(415)	443	256
Legal settlements (g)	(541)	—	(541)	—
Special legal expenses (h)	350	—	350	—
Pre-opening costs (i)	131	36	280	220
Adjusted EBITDA	$11,573	$18,853	$35,423	$50,688

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	During the thirteen and thirty-nine weeks ended September 29, 2021, we completed the sale of our eight restaurants within Sacramento area to an existing franchisee. This sale resulted in cash proceeds of $4.6 million and a net loss on sale of restaurants of less than $0.1 million and $1.5 million for the thirteen and thirty-nine weeks ended September 29, 2021, respectively.
(d)	Includes costs related to impairment of long-lived and right-of-use (“ROU’) assets and closing restaurants. During the thirteen and thirty-nine weeks ended September 28, 2022, we recorded non-cash impairment charges of $0.1 million and $0.4 million, respectively, primarily related the long-lived assets of one restaurant in California. During the thirteen and thirty-nine weeks ended September 29, 2021, we recorded non-cash impairment charges of $0.1 million and $0.7 million, respectively, primarily related to the carrying value of the ROU assets of one restaurant in Texas closed in 2019, the ROU assets of one restaurant in California, and the long-lived assets of three restaurants in California.

During the thirteen and thirty-nine weeks ended September 28, 2022, we recognized $0.1 million and $0.2 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and common area maintenance (“CAM”) payments for our closed locations.

During the thirteen and thirty-nine weeks ended September 29, 2021, we recognized $0.1 million and $0.4 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(e)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen and thirty-nine weeks ended September 28, 2022 and September 29, 2021, income tax receivable agreement income consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(f)	Consists of costs and recoveries related to the defense of securities lawsuits. During the thirteen and thirty-nine weeks ended September 29, 2021, we received $0.5 million in insurance proceeds, net of legal expenses, related to the derivative complaint.
(g)	Includes $0.5 million in legal settlement, net of legal expenses.
(h)	Consists of costs related to a special dividend declaration. On October 11, 2022, the Board of Directors declared a special dividend of $1.50 per share on the common stock of the Company.
(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2022	September 29, 2021	September 28, 2022	September 29, 2021
Pro forma net income:
Net income, as reported	$5,009	$10,161	$14,265	$22,943
Provision for taxes, as reported	1,776	3,654	5,736	8,644
Income tax receivable agreement income	(29)	(19)	(345)	(69)
Loss on disposal of assets	21	83	129	194
Loss on disposition of restaurants	—	10	—	1,534
Impairment and closed-store reserves	219	167	598	1,091
Securities lawsuits related legal expenses	(10)	(415)	443	256
Legal settlements	(541)	—	(541)	—
Special legal expenses	350	—	350	—
Provision for income taxes	(1,801)	(3,615)	(5,468)	(9,167)
Pro forma net income	$4,994	$10,026	$15,167	$25,426
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.14	$0.28	$0.42	$0.71
Diluted	$0.14	$0.27	$0.42	$0.70
Weighted-average shares used in computing pro forma net income per share
Basic	36,402,899	36,067,754	36,329,938	35,930,246
Diluted	36,507,050	36,525,424	36,491,624	36,457,110

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2022	September 29, 2021	September 28, 2022	September 29, 2021
Restaurant contribution:
Income from operations	$6,864	$14,245	$20,613	$32,917
Add (less):
General and administrative expenses	9,855	9,357	29,488	30,354
Franchise expenses	9,027	8,545	27,315	24,457
Depreciation and amortization	3,530	3,685	10,745	11,540
Loss on disposal of assets	21	83	129	194
Loss on disposition of restaurants	—	10	—	1,534
Franchise revenue	(9,543)	(8,918)	(28,862)	(24,919)
Franchise advertising fee revenue	(7,161)	(6,796)	(21,590)	(19,370)
Impairment and closed-store reserves	219	167	598	1,091
Restaurant contribution	$12,812	$20,378	$38,436	$57,798

Company-operated restaurant revenue:
Total revenue	$119,878	$115,700	$354,037	$345,406
Less:
Franchise revenue	(9,543)	(8,918)	(28,862)	(24,919)
Franchise advertising fee revenue	(7,161)	(6,796)	(21,590)	(19,370)
Company-operated restaurant revenue	$103,174	$99,986	$303,585	$301,117

Restaurant contribution margin (%)	12.4%	20.4%	12.7%	19.2%